                                                                    Exhibit 4.2


                              CONSULTING AGREEMENT


1.    PARTIES

      This Agreement is entered into as of September 17, 2001 by and between Rotary Power International, Inc., a Delaware corporation with its principal office at P.O. Box 128, Wood-Ridge, New Jersey 07075-0128 (the "Company"), and
W. Robert Finkle, an individual residing at 21 Finchville, Twpk, New York 10940 (the "Consultant").


2.    ENGAGEMENT

      The Company hereby agrees to engage the Consultant, and the Consultant, in consideration of such engagement, hereby agrees to provide consulting services as further described in Section 3 below.


3.    STATEMENT OF SERVICES

      3.1. Consultant agrees that during the term of this Agreement, and any renewal period thereof, he will provide consulting services to the Company in connection with accounting, systems, product costing, manufacturing operations, forecasts and in general the duties normally attributable to a controller of a commercial company.

            Consultant will work with and take guidance and directions from the President and the Vice-President, Finance of the Company.

      3.2. Service provided by Consultant shall be as an independent contractor.

The term of this Agreement shall be for one year from the date of this Agreement.


4.    COMPENSATION

      4.1. In consideration of the consulting services performed hereunder, the Company agrees to pay Consultant at rate of $40.00 per hour.

      4.2. The Company agrees to reimburse Consultant for all actual business expenses as may be required in connection with the performance of services.

      4.3. The Consultant will submit invoices semimonthly for consulting services and expenses incurred. Expensed billed to the Company shall be accompanied by supporting documentation. The Company will make payment of these invoices from Consultant no later than 15 days from delivery of the invoice by the Consultant.

      4.4. The Company and Consultant may at any time agree that the Company can issue shares of its common stock in satisfaction of any amounts that may hereafter become due and owing to the Consultant in accordance with this Agreement. The number of shares to be issued by the

            Company shall be agreed upon with Consultant in writing.


5.    LIMITATIONS

      5.1. Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

      5.2. Consultant represents that there is no conflict of interest between his performance in a consulting capacity under this Agreement and his relationship with other clients. If at any time in the future it is believed that there is a potential conflict of interest, Consultant will promptly so advise and the parties will mutually agree in writing on the resolution of this potential conflict.

      5.3. Either party may terminate this Agreement by giving ninety (90) days written notice of such termination.


6.    NON-COMPETITION

      For the term of this Agreement, Consultant will not directly or indirectly, in any capacity, without prior written approval by the Company, engage in or render services (including, without limitation, research, development, marketing or sales) to, or have a financial interest in, any person, Consultant, corporation or other entity engaged in the rotary engine business.


7.    EXEMPTION FROM COMPANY BENEFIT PLANS, POLICIES AND PROCEDURES

      The Consultant is not an employee of the Company and is, therefore, not entitled to coverage under any of the benefit plans of the Company except as agreed in writing by Consultant and the Company. The Consultant shall not be bound by the policies and procedures of the Company.


8.    FACILITIES AND SUPPORT

      The Company shall provide Consultant with office space, equipment and support, including secretarial help, reasonably necessary to perform the tasks which are performed on the premises of the Company. The Consultant is responsible to provide facilities and equipment necessary outside the premises of the Company.


9.    CONFIDENTIAL INFORMATION

      Consultant will not disclose any trade secrets or confidential information identified as such by the Company to any person, Consultant, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Consultant make use of any such trade secrets or confidential information for his own purpose or for the benefit of any person, Consultant, corporation, or other entity, except as authorized in writing by the Company. Consultant agrees to deliver to the Company upon termination of this Agreement, or at any other time the Company may request, any proprietary or confidential material supplied to the Consultant during the term of this Agreement and which the Company has previously identified as such, relating to the business of the Company which he may then possess or have under his control. However, there shall be no restriction on disclosure or use of information which is publicly known other than as a result of a breach of this Agreement, or which becomes legally available at any time from a third party without restriction. Confidential information obtained while an employee of the Company shall be specifically covered by this clause.


10.   MISCELLANEOUS

      NOTICES: All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through the facilities of the United States Postal Service, certified or registered mail, return receipt requested. The addresses set forth in the first paragraph of this Agreement for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given. Notices shall be deemed to have been given at the time of delivery if transmission is by personal hand delivery or, if mail, forty-eight (48) hours after deposited in a regularly maintained receptacle of the United States Postal Service for mailing as aforesaid.

      CAPTION HEADINGS: Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed part of the context of this Agreement.

      ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties hereto, and supersedes any written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangement or understandings, oral or written, between or among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

      AMENDMENT: This Agreement may only be amended by the written consent of both parties at the time of such amendment.

      GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey. In the event of any litigation arising out of any dispute in connection with this Agreement, the Company and Consultant hereby consent to the jurisdiction of the New Jersey courts.

      COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one agreement.

      SEVERABILITY: In the event any provision of this Agreement is held to be invalid, void or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.


11.   RENEWAL

      The parties may renew this Agreement at any time by written instruments signed by the parties. It is anticipated that each such renewal shall be upon the same terms and conditions as herein provided, except for necessary changes in dates, scope of work, or total compensation.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





W. ROBERT FINKLE                          ROTARY POWER INTERNATIONAL, INC.



/s/ W. Robert Finkle                      By: /s/ Douglas M. Drew
------------------------------------         --------------------------------
W. Robert Finkle                             Name:   Douglas M. Drew
                                             Title:  Vice President and Director